                                                                      Exhibit 12


                      Lexington Corporate Properties Trust
       Ratio of earnings to combined fixed charges and preferred dividends

                        For the years ended December 31,
                                    ($000's)


                                              2002          2001          2000          1999          1998
                                              ----          ----          ----          ----          ----
Earnings
Income before extraordinary items          $ 30,940      $ 21,206      $ 21,952      $ 21,347      $ 15,737
Interest expense                             33,502        29,732        29,581        29,099        23,055
Amortization expense - debt cost              1,218           987         1,067           971           933
Equity in earnings from joint ventures       (4,561)       (3,502)       (1,428)          (61)          (52)
Cash received from joint ventures             5,660         4,110           810          --               3
                                           --------      --------      --------      --------      --------
Total                                      $ 66,759      $ 52,533      $ 51,982      $ 51,356      $ 39,676
                                           ========      ========      ========      ========      ========

Fixed Charges
Interest expense                           $ 33,502      $ 29,732      $ 29,581      $ 29,099      $ 23,055
Capitalized interest expense                     24           168           241          --            --
Preferred stock dividend                        693         2,667         2,562         2,520         2,254
Amortization expense - debt cost              1,218           987         1,067           971           933
                                           --------      --------      --------      --------      --------
Total                                      $ 35,437      $ 33,554      $ 33,451      $ 32,590      $ 26,242
                                           ========      ========      ========      ========      ========

Ratio                                          1.88          1.57          1.55          1.58          1.51
                                           ========      ========      ========      ========      ========